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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                            SECURITIES EXCHANGE ACT

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 28, 1994

                               ----------------

                          SANTA FE PACIFIC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                 1-8627                                36-3258709
        (COMMISSION FILE NUMBER)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               ----------------

    1700 EAST GOLF ROAD, SCHAUMBURG,                   60173-5860
                ILLINOIS                               (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

                                 (708) 995-6000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                (NOT APPLICABLE)
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS.

  On June 29, 1994, the Board of Directors of the registrant declared a special dividend to holders of its common stock as of September 12, 1994, consisting of a distribution, on a pro rata basis, of its interests in its subsidiary, Santa Fe Pacific Gold Corporation. The distribution became effective September 30, 1994.

  On June 29, 1994, Santa Fe Pacific Corporation (herein referred to as "SFP" or the "Company") and Burlington Northern Inc. ("BNI") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") which calls for SFP to merge with and into BNI, with BNI being the surviving corporation (the "Merger"). On October 26, 1994, after Union Pacific Corporation ("UPC") announced its competing bid (discussed below) for the acquisition of the Company, the Company and BNI amended the Merger Agreement to increase the exchange ratio in the Merger from 0.27 shares of BNI common stock for each share of Company common stock to 0.34 shares of BNI common stock for each share of Company common stock.

  The Merger has been approved by the boards of directors of the Company and BNI, but is still subject to a number of conditions, including approval by the stockholders of both the Company and BNI and approval by the Interstate Commerce Commission (the "ICC").

  Under existing law, the ICC is required to enter a final order with respect to the merger within 31 months after BNI's and the Company's application for approval is filed. BNI and the Company have requested the ICC to decide the case on an expedited basis and the parties expect that the ICC decision will be made on a time frame significantly shorter than the 31-month period required by law. On October 5, 1994, the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. The parties filed the application on October 13, 1994. Notwithstanding this schedule, there can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law. If approved and all conditions to the Merger are satisfied or waived, consummation of the Merger may not occur for two or more years in the future.

  On October 5, 1994, UPC provided the Company with an unsolicited non-binding written proposal (the "UPC Proposal") to acquire SFP in a tax-free merger in which SFP stockholders would receive, for each share of SFP common stock, .344 of a share of UPC common stock, having a value of $18 per SFP share based on the closing price on October 4, 1994 of UPC common stock. On October 27, 1994, .344 of a share of UPC common stock (based on the closing price on that date) had a value of $16.73. The transaction contemplated in the UPC Proposal is subject to ICC approval, the termination of the Merger Agreement, execution of a definitive agreement and the approval of the Board of Directors and the stockholders of both SFP and UPC. The UPC Proposal is also conditioned upon the satisfactory completion of a due diligence review of SFP. The UPC Proposal stated that UPC is prepared to grant conditions to Southern Pacific, BNI or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets. The UPC Proposal further stated that UPC envisions that certain members of the SFP Board would be invited to serve on UPC's Board. The UPC Proposal further stated that UPC was prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions. After discussions at board meetings and consultations with its financial and legal advisors, the SFP Board unanimously decided to reject the UPC Proposal and reaffirm its recommendation to SFP's stockholders that they approve the Merger Agreement and the Merger. On October 13, 1994, UPC announced that it intended to solicit proxies from the Company's stockholders to vote against approval of the Merger.

  Various lawsuits have been filed with respect to the Merger, including by UPC and certain shareholders seeking to enjoin consummation of the Merger. The Company believes that all of these lawsuits are meritless and intends to oppose them vigorously.

  The following documents previously filed with the Commission by BNI pursuant to the Exchange Act are incorporated herein by reference:

  1. BNI's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from BNI's Proxy Statement relating to the 1994 Annual Meeting of Stockholders and includes Amendment No. 1 on Form 10-K/A dated October 5, 1994);

  2. BNI's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994 (including Amendment No. 1 on Form 10-Q/A each dated October 5, 1994, respectively); and

  3. BNI's Current Reports on Form 8-K dated June 29, 1994 and October 6,
     1994.

  In connection with a Special Meeting of Stockholders of SFP to be held on November 18, 1994, for stockholders to consider and vote upon a proposal to approve and adopt the Merger Agreement, the Registrant has sent stockholders of record as of October 19, 1994 a Joint Proxy Statement/Prospectus dated October 12, 1994 (the "Original Joint Proxy Statement/Prospectus") and a Supplemental Joint Proxy Statement/Prospectus, dated October 27, 1994. The following information is among that included in the Supplemental Joint Proxy Statement/Prospectus.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the exchange of 0.34 shares of BNI common stock for each share of SFP common stock pursuant to the Merger Agreement, with the Merger accounted for under the pooling of interests method. The pro forma adjustments do not reflect any potential synergies which may arise from the Merger or adjustments to conform BNI and SFP accounting practices. See Note 3--Conforming accounting practices and "Other Matters--Additional Financial Considerations."

  The unaudited pro forma combined balance sheet as of June 30, 1994 combines the historical consolidated balance sheets of BNI and SFP giving effect to the Merger as if it had been consummated on that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 1994 and 1993, and for each of the three years in the period ended December 31, 1993, combine the historical consolidated statements of operations of BNI and SFP giving effect to the Merger as if it had been consummated on January 1, 1991.

  The unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the Merger actually taken place on the dates indicated, or of future results of operations or financial position of the combined company. Consummation of the Merger is conditioned upon, among other things, approval of both BNI and SFP stockholders and the approval of the ICC. See "Other Matters--ICC Approval."

  The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of BNI and SFP and should be read in conjunction with such historical financial statements and the notes thereto, including those of BNI which are incorporated by reference in this Current Report on Form 8-K.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1994
                             (DOLLARS IN MILLIONS)

                           HISTORICAL AMOUNTS
                         ----------------------                  BURLINGTON NORTHERN
                         BURLINGTON  SANTA FE    PRO FORMA            SANTA FE
                          NORTHERN    PACIFIC   ADJUSTMENTS          CORPORATION
                            INC.    CORPORATION  (NOTE 2)             PRO FORMA
                         ---------- ----------- -----------      -------------------
         ASSETS
Current assets
  Cash and cash
   equivalents..........   $   18     $   15       $  --               $    33
  Accounts receivable,
   net..................      569         94          --                   663
  Net assets of
   discontinued
   operations...........       --        504        (504)(A)                --
  Other current assets..      449        292          --                   741
                           ------     ------       -----               -------
    Total current
     assets.............    1,036        905        (504)                1,437
Property and equipment,
 net....................    6,074      4,542          --                10,616
Other assets............      284        270          --                   554
                           ------     ------       -----               -------
    Total assets........   $7,394     $5,717       $(504)              $12,607
                           ======     ======       =====               =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
  Accounts payable......   $  509     $  266       $  48 (C)           $   823
  Dividend payable--gold
   distribution.........       --        504        (504)(A)                --
  Other current
   liabilities..........      791        431         (23)(C)             1,199
  Current portion of
   long-term debt and
   commercial paper.....      240        173          --                   413
                           ------     ------       -----               -------
    Total current
     liabilities........    1,540      1,374        (479)                2,435
Long-term debt..........    1,694        932          --                 2,626
Deferred income taxes...    1,388      1,148           5 (C)             2,541
Other liabilities.......      742      1,107          --                 1,849
                           ------     ------       -----               -------
    Total liabilities...    5,364      4,561        (474)                9,451
                           ------     ------       -----               -------
Stockholders' equity
  Convertible preferred
   stock................      337         --          --                   337
  Common stock..........        1        190        (189)(B)                 2
  Paid-in capital.......    1,442        858          91 (B),(C)         2,391
  Retained earnings.....      293        212         (61)(C)               444
  Treasury stock........       (5)      (104)        104 (B)                (5)
  Other.................      (38)        --          25 (C)               (13)
                           ------     ------       -----               -------
  Total stockholders'
   equity...............    2,030      1,156         (30)                3,156
                           ------     ------       -----               -------
    Total liabilities
     and stockholders'
     equity.............   $7,394     $5,717       $(504)              $12,607
                           ======     ======       =====               =======

 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ---------------------- BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $2,402      $1,290          $3,692
Operating expenses
  Compensation and benefits...      873         417           1,290
  Fuel........................      172         120             292
  Materials...................      155          65             220
  Equipment rents.............      217         122             339
  Purchased services..........      232         178             410
  Depreciation................      176          99             275
  Other.......................      217         101             318
                                 ------     -------         -------
    Total operating expenses..    2,042       1,102           3,144
                                 ------     -------         -------
Operating income..............      360         188             548
Interest expense..............       78          60             138
Other income (expense), net...       (6)         50              44
                                 ------     -------         -------
Income before income taxes....      276         178             454
Income tax expense............      107          75             182
                                 ------     -------         -------
Income from continuing
 operations...................   $  169      $  103          $  272
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 1.75      $  .54          $ 1.69 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   90,286     189,800         154,818 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1993
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ---------------------- BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $2,312      $1,192          $3,504
Operating expenses
  Compensation and benefits...      857         405           1,262
  Fuel........................      177         119             296
  Materials...................      154          64             218
  Equipment rents.............      188         105             293
  Purchased services..........      222         154             376
  Depreciation................      172          93             265
  Other.......................      226          99             325
                                 ------     -------         -------
    Total operating expenses..    1,996       1,039           3,035
                                 ------     -------         -------
Operating income..............      316         153             469
Interest expense..............       69          70             139
Gain on sale of California
 lines........................       --         145             145
Other income, net.............       --           2               2
                                 ------     -------         -------
Income before income taxes....      247         230             477
Income tax expense............       93          95             188
                                 ------     -------         -------
Income from continuing
 operations...................   $  154      $  135          $  289
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 1.60      $  .72          $ 1.82 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   89,439     186,300         152,781 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ---------------------- BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $4,699     $ 2,409         $ 7,108
Operating expenses
  Compensation and benefits...    1,709         800           2,509
  Fuel........................      362         239             601
  Materials...................      300         128             428
  Equipment rents.............      395         229             624
  Purchased services..........      457         322             779
  Depreciation................      352         188             540
  Other.......................      463         185             648
                                 ------     -------         -------
    Total operating expenses..    4,038       2,091           6,129
                                 ------     -------         -------
Operating income..............      661         318             979
Interest expense..............      145         133             278
Gain on sale of California
 lines........................       --         145             145
Other income, net.............        5          24              29
                                 ------     -------         -------
Income before income taxes....      521         354             875
Income tax expense............      225         177             402
                                 ------     -------         -------
Income from continuing
 operations...................   $  296     $   177         $   473
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 3.06     $   .95         $  2.94 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   89,672     187,200         153,320 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1992
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ----------------------
                                                      BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $4,630     $ 2,252         $ 6,882
Operating expenses
  Compensation and benefits...    1,709         799           2,508
  Fuel........................      348         206             554
  Materials...................      295         128             423
  Equipment rents.............      389         186             575
  Purchased services..........      449         277             726
  Depreciation................      338         181             519
  Other.......................      505         178             683
  Special charge..............       --         320             320
                                 ------     -------         -------
    Total operating expenses..    4,033       2,275           6,308
                                 ------     -------         -------
Operating income (loss).......      597         (23)            574
Interest expense..............      186         165             351
Gain on sale of California
 lines........................       --         205             205
Other income, net.............       41          24              65
                                 ------     -------         -------
Income before income taxes....      452          41             493
Income tax expense............      153          20             173
                                 ------     -------         -------
Income from continuing
 operations...................   $  299     $    21         $   320
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 3.35     $   .11         $  2.09 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   88,617     184,800         151,449 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1991
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL AMOUNTS
                                               ----------------------
                                                                      BURLINGTON NORTHERN
                                               BURLINGTON  SANTA FE        SANTA FE
                                                NORTHERN    PACIFIC       CORPORATION
                                                  INC.    CORPORATION      PRO FORMA
                                               ---------- ----------- -------------------
Revenues......................................   $4,559     $ 2,154         $ 6,713
Operating expenses
  Compensation and benefits...................    1,756         782           2,538
  Fuel........................................      368         207             575
  Materials...................................      283         135             418
  Equipment rents.............................      401         162             563
  Purchased services..........................      442         232             674
  Depreciation................................      347         184             531
  Other.......................................      493         197             690
  Special charge..............................      708          --             708
                                                 ------     -------         -------
    Total operating expenses..................    4,798       1,899           6,697
                                                 ------     -------         -------
Operating income (loss).......................     (239)        255              16
Interest expense..............................      226         209             435
Other income (expense), net...................      (25)         53              28
                                                 ------     -------         -------
Income (loss) before income taxes.............     (490)         99            (391)
Income tax expense (benefit)..................     (184)         37            (147)
                                                 ------     -------         -------
Income (loss) from continuing operations......   $ (306)    $    62         $  (244)
                                                 ======     =======         =======
Earnings (loss) per common share
  Income (loss) from continuing operations....   $(3.96)    $   .35         $ (1.77) Note 2 (D)
                                                 ======     =======         =======
Number of shares used in computation of
 earnings
 (loss) per common share (in thousands).......   77,462     178,000         137,982  Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

  Pursuant to the Merger Agreement, each share of SFP common stock outstanding at the Effective Time will be converted into 0.34 shares of BNI common stock. The Merger will be accounted for under the pooling of interests method. Accordingly, recorded assets and liabilities are carried forward to the combined company at their historical values.

  The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any potential increases in operating income which may arise from the Merger. See "Other Matters--Additional Financial Considerations". Additionally, the unaudited pro forma combined financial statements exclude the nonrecurring costs and expenses associated with integrating the operations of the businesses. Such nonrecurring costs are expected to relate to the elimination of duplicate facilities, computer systems and other assets, as well as employee related payments. Additionally, no provision has been made for any make-whole premium payable in connection with certain of SFP's debt securities upon consummation of the Merger. See "Other Matters--Prepayment Offer for Certain Debt Obligations of SFP."

  For consistency of presentation, certain amounts in the historical financial statements have been reclassified in the unaudited pro forma combined financial statements.

NOTE 2.  PRO FORMA ADJUSTMENTS

 (A) Discontinued operations

  Net assets of discontinued operations and dividend payable--gold distribution have been eliminated to reflect SFP's distribution of the common stock of Santa Fe Pacific Gold Corporation held by SFP to SFP stockholders, effective September 30, 1994.

 (B) Stockholders' equity

  Common stock has been reduced by $189 million, paid-in capital has been increased by $85 million and treasury stock has been decreased by $104 million to reflect the combination of BNI and SFP through the exchange of approximately 65 million shares of BNI common stock for all outstanding shares of SFP common stock at an exchange ratio of 0.34 shares of BNI common stock for each share of SFP common stock.

 (C) Costs of the Merger and accelerated vesting of restricted stock

  Accounts payable have been increased by $48 million for the cost of the Merger as if they have been accrued. Additionally, paid-in capital and other equity have been increased by $6 million and $25 million, respectively, as if compensation expense totaling $31 million had been recorded for the lapse of restrictions on restricted stock of BNI and SFP. Deferred income taxes and current tax liabilities have been adjusted by $18 million for the tax effects of these entries. The result is a net reduction in retained earnings of $61 million.

  Compensation expense related to restricted stock, as well as certain other costs of the Merger, will be charged to operations upon stockholder approval of the Merger. Other costs of the Merger will be recorded periodically as charges to operations between stockholder approval and the consummation of the Merger.

 (D) Earnings (loss) per common share

  Pro forma weighted average shares outstanding represent the conversion at an exchange ratio of 0.34 of SFP common shares to BNI common shares. Earnings
(loss) per common share are determined by dividing income (loss) from continuing operations, after deduction of preferred stock dividends, by the weighted average number of common shares outstanding and common share equivalents.

NOTE 3.  CONFORMING ACCOUNTING PRACTICES

   No adjustments to conform the accounting practices of BNI and SFP have been made in these unaudited pro forma combined financial statements for capitalization of assets, depreciation and other areas. The effects of these changes are not presently determinable but will be recorded after the consummation date.

                                 OTHER MATTERS

ICC APPROVAL

  The approval of the ICC on several issues must be obtained to consummate the Merger. Under the Interstate Commerce Act, the ICC is required to approve the Merger if it finds that the Merger is consistent with the public interest. In making that determination, the ICC must consider at least the following factors:

    (A) the effect of the proposed transaction on the adequacy of transportation to the public;

    (B) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction;

    (C) the total fixed charges that result from the proposed transaction;

    (D) the interest of carrier employees affected by the proposed transaction; and

    (E) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region.

  The ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. However, BNI and SFP have requested the ICC to decide the case on an expedited basis and the parties expect that the final ICC decision will be made on a time frame significantly shorter than the 31-month period required by law. On October 5, 1994, the ICC served an order establishing a schedule that would result in a final ICC decision with 535 days from the filing of the application. The parties filed the application on October 13, 1994. Notwithstanding this schedule, there can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law.

  Interested parties, including other railroads, shippers, state and federal agencies, and BNI or SFP stockholders may seek to participate in the ICC proceeding on the Merger, consistent with applicable ICC rules, regulations, decisions and orders, and may participate to support, oppose, or seek to have conditions imposed on the transaction or, in the case of other railroads, to be included in the Merger. Under applicable statutory provisions, interested parties have 45 days from the date on which the ICC publishes its notice of acceptance of the application in the Federal Register to submit their comments in order to participate in the ICC proceeding. An ICC approval order exempts the parties from Federal, state and local law, including laws governing contract rights, as necessary to permit them to carry out the transaction.

  An ICC approval order may be appealed by certain persons and the effectiveness of the order could be stayed by the ICC or by an appellate court while such an appeal is pending. Any appeals from the ICC order might not be resolved for a substantial period of time after the entry of the order by the ICC. ICC approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the ICC or a reviewing court. If the approval is stayed, consummation of the Merger would be delayed. Consummation of the Merger, which will occur after stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for two or more years in the future.

  Either BNI or SFP may terminate the Agreement if the ICC disapproves the Merger, changes the Exchange Ratio, requires the inclusion of other rail carriers or properties, or imposes other terms and conditions, including but not limited to, employee protective conditions other than those which are now currently standard, that, in the reasonable opinion of either BNI or SFP, significantly and adversely affect the economic benefits of the Merger.

OTHER REGULATORY APPROVALS

  The consummation of the Merger, as it relates to SFP's pipeline operations, is also subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  Certain aspects of the Merger will require notification to, and filings with, various securities and other authorities in certain states, including jurisdictions where SFP and BNI currently operate.

ADDITIONAL FINANCIAL CONSIDERATIONS

  BNI and SFP filed an application for approval of the Merger with the ICC on October 13, 1994. See "Other Matters--ICC Approval." As part of that application, BNI and SFP indicate to the ICC that, in their views, the Merger will yield a significant increase in operating income. This anticipated increase in operating income from the Merger is expected to result from both operating efficiencies and increased revenues. The ICC application also states that significant savings will be achieved in the general and administrative, overhead and support functions of the merged company by eliminating duplicative activities and improving productivity through rationalization and specialization of functions. The ICC application also states that a number of opportunities for significant reduction in operating costs exist. These operating efficiencies are expected to be achieved through operations and transportation savings, reduced costs and delays at interchange, maintenance of way and equipment savings, and shorter routing of cars. The ICC application also states that freight revenues will increase as a result of the Merger. Studies in support of the ICC application demonstrate significant opportunities for increased traffic that the new system expects to attract from shippers currently using other railroads and from trucks. The ICC application also projects increased traffic as a result of extending the hauls of shippers currently using either The Atchison, Topeka and Santa Fe Railway Company or Burlington Northern Railroad Company. In order to achieve these increases in operating revenue, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs.

  The ICC application is available for public inspection at the ICC Records Control Branch, Room 1221, 12th Street and Constitution Avenue, N.W. Washington D.C. 20423.

PREPAYMENT OFFER FOR CERTAIN DEBT OBLIGATIONS OF SFP

  The consummation of the Merger will be a "change in control event" within the meaning of the indenture relating to SFP's $200 million aggregate principal amount of 12.65% Senior Notes due October 1, 2000 (the "Notes"). Upon the occurrence of a change in control event, SFP must offer to prepay all the outstanding Notes in full, together with accrued interest and a make-whole premium based on market interest rates at the time of the Merger and the then-remaining weighted average life of the Notes. Each holder of Notes (each a "Noteholder") has the right to accept or reject SFP's offer, without regard to whether any other Noteholder accepts or rejects the offer.

  It is not possible at this time to calculate the amount of the make-whole premium or to determine whether any of the Noteholders will accept SFP's offer to prepay the Notes. However, based upon the assumptions that the Merger occurs March 31, 1996 (based on the 535 day schedule established by the ICC), all Noteholders accept the prepayment offer and interest rates do not change until the Merger, the amount of the make-whole premium would be approximately $26 million.

CERTAIN PENDING LITIGATION

  Four purported stockholder class action suits have been filed arising out of SFP's proposed participation in the Merger with BNI. On June 30, 1994, shortly after announcement of the proposed merger, two purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587; Cosentino v. Santa Fe Pacific Corporation, C.A. No. 13588). On July 1, 1994, two additional purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Fielding v. Santa Fe Pacific Corporation, C.A. No. 13591; Wadsworth v. Santa Fe Pacific Corporation, C.A. No. 13597).

  The actions name as defendants SFP, the individual members of the SFP Board of Directors and BNI. In general, the actions variously allege that SFP's directors breached their fiduciary duties to the stockholders by agreeing to the proposed merger for allegedly "grossly inadequate" consideration in light of recent operating results of SFP, recent trading prices of SFP's common stock and other alleged factors, by allegedly failing to take all necessary steps to ensure that stockholders will receive the maximum value realizable for their shares (including allegedly failing to actively pursue the acquisition of SFP by other companies or conducting an adequate "market check") and by allegedly failing to disclose to stockholders the full extent of the future earnings potential of SFP, as well as the current value of its assets. The Miller and Fielding cases further allege that the proposed merger is unfairly timed and structured and, if consummated, would allegedly unfairly deprive the stockholders of standing to pursue certain pending stockholder derivative litigation. Plaintiffs also have alleged that BNI is responsible for aiding and abetting the alleged breach of fiduciary duty committed by the SFP Board. The actions seek certification of a class action on behalf of SFP's stockholders. In addition, the actions seek injunctive relief against consummation of the Merger and, in the event that the Merger is consummated, the rescission of the Merger, an award of compensatory or rescissory damages and other damages, including court costs and attorneys' fees, an accounting by defendants of all profits realized by them as a result of the Merger and various other forms of relief.

  On October 6, 1994, shortly after UPC issued a press release in which it announced the UPC Proposal, plaintiffs in the four lawsuits described above filed in the Court of Chancery of the State of Delaware a Consolidated Amended Complaint. (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587). In their Consolidated Amended Complaint, plaintiffs repeat the allegations contained in their earlier lawsuits and further allege that, in light of the UPC Proposal, SFP's directors have breached their fiduciary duties by failing to fully inform themselves about and to adequately explore available alternatives to the Merger, including the alternative of a merger transaction with UPC, and by failing to fully inform themselves about the value of SFP. The Consolidated Amended Complaint seeks the same relief sought in plaintiffs' earlier lawsuits and, in addition, requests that SFP's directors be ordered to explore alternative transactions and to negotiate in good faith with all interested persons, including UPC.

  Also on October 6, 1994, UPC filed in the Court of Chancery of the State of Delaware a lawsuit against SFP, SFP's directors and BNI (Union Pacific Corporation v. Santa Fe Pacific Corporation, C.A. No. 13778). In its Complaint, UPC alleges that SFP's management purportedly rejected the UPC Proposal "out-of-hand" without regard to the facts of the UPC Proposal, and that SFP's directors have breached their fiduciary duties by purportedly refusing to negotiate with UPC regarding the UPC Proposal, by refusing to terminate the Merger Agreement and by failing to include in the Merger Agreement a provision allowing SFP to terminate the Merger Agreement in order to enter into an agreement with UPC. UPC seeks injunctive relief mandating SFP to negotiate with UPC regarding the UPC Proposal, a declaration that UPC has not tortiously interfered with defendants' contractual or other legal rights, an injunction against defendants from bringing or maintaining any action against UPC alleging that UPC has tortiously interfered with defendants' contractual or other legal rights, a declaration that the Merger Agreement permits SFP to terminate the Merger Agreement in order to accept the UPC Proposal or, in the alternative, that the Merger Agreement is invalid and unenforceable for failing to include such a provision, and an award of UPC's costs in bringing its lawsuit, including reasonable attorneys' fees.

  Also, on October 6, 1994, five additional purported stockholder class action suits relating to SFP's proposed participation in the Merger were filed in the Court of Chancery of the State of Delaware (Weiss v. Santa Fe Pacific Corporation, C.A. No. 13779; Lifshitz v. Krebs, C.A. No 13780; Stein v. Santa Fe Pacific Corporation, C.A. No. 13782; Lewis v. Santa Fe Pacific Corporation, C.A. No. 13783; Abramson v. Lindig, C.A. No. 13784). On October 7, 1994, three more purported stockholder class action suits relating to SFP's proposed participation in the Merger were filed in the Court of Chancery of the State of Delaware (Graulich v. Santa Fe Pacific Corporation, C.A. No. 13786; Anderson v. Santa Fe Pacific Corporation, C.A. No. 13787; Green v. Santa Fe Pacific Corporation, C.A. No. 13788). All of these lawsuits name as defendants SFP and the individual members of the SFP Board of Directors; the Lifshitz case further names BNI as a defendant. In general, these actions variously allege that, in light of SFP's recent operating results and the UPC Proposal, SFP's directors have breached their fiduciary duties to stockholders by purportedly not taking the necessary steps to ensure that SFP's stockholders will receive "maximum value" for their shares of SFP stock, including purportedly refusing to negotiate with UPC or to "seriously consider" the UPC Proposal and failing to announce any active auction or open bidding procedures. The actions generally seek relief that is materially identical to the relief sought in the Miller case, and in addition seek entry of an order requiring SFP's directors to immediately undertake an evaluation of SFP's worth as a merger/acquisition candidate and to establish a process designed to obtain the highest possible price for SFP, including taking steps to "effectively expose" SFP to the marketplace in an effort to create an "active auction" in SFP. The Weiss case further seeks entry of an order enjoining SFP's directors from implementing any poison pill or other device designed to thwart the UPC Proposal or any other person's proposal to acquire SFP.

  The Anderson lawsuit was subsequently withdrawn. On October 14, 1994, the Chancery Court entered an order consolidating the remaining eleven purported stockholder class action suits under the heading In Re Santa Fe Pacific Corporation Shareholder Litigation, C.A. No. 13587.

  Also, on October 14, 1994, plaintiffs in the consolidated case filed a Consolidated and Amended Complaint, which supersedes the previously filed stockholder complaints. The Consolidated and Amended Complaint generally repeats the allegations of, and requests the same relief as, the plaintiffs' earlier complaints and, in addition, alleges that SFP's directors have breached their fiduciary duties by approving and recommending to SFP stockholders the Merger, by failing to fully inform themselves about, or to provide information to, possible alternative merger candidates such as UPC, and by issuing the Original Joint Proxy Statement/Prospectus, which purportedly fails to disclose all material information relevant to SFP stockholders' consideration of the proposed Merger, including failure to disclose that SFP's directors purportedly have an implied right to terminate the Merger Agreement as a result of the allegedly superior UPC Proposal, failure to disclose the facts considered by SFP's directors in allegedly determining that the UPC Proposal does not represent a fair price, failure to disclose sufficient facts relating to, and the relative risks of obtaining, ICC approval of a Merger and a UPC-SFP merger to enable SFP stockholders to weigh and compare the likelihood of obtaining ICC approval of those transactions, failure to disclose the substance of negotiations in late June 1994 between BNI and SFP leading to the Merger Agreement, failure to disclose advice provided to SFP's directors regarding the background of negotiations between BNI and SFP that had occurred since 1993 and the significance of that advice to the directors' approval of the Merger Agreement, failure to disclose facts regarding the SFP directors' consideration of a possible combination transaction with Kansas City Southern Industries, Inc. ("KCSI"), including the anticipated terms and potential value and benefits to SFP of such a transaction and the reasons why SFP concluded that the BNI transaction was superior and withdrew its bid submitted to KCSI in late June 1994, and failure to disclose that SFP did not provide any confidential information to UPC in response to an October 11, 1994 letter from Drew Lewis, UPC's Chairman and CEO, to Mr. Krebs. The Consolidated and Amended Complaint seeks, in addition to the relief requested in the prior stockholder complaints, an order requiring SFP to provide access to information concerning SFP or the Merger to any bona fide bidder, including UPC.

  On October 18, 1994, the Chancery Court entered an order denying two motions, one filed by UPC and one filed by the stockholder plaintiffs seeking the establishment of an expedited schedule that would have included a preliminary injunction hearing prior to the scheduled November 18, 1994 meeting of SFP stockholders. The Chancery Court concluded that an expedited schedule was unnecessary because, if plaintiffs prevailed on their claims, it could subsequently enter appropriate relief after SFP stockholder approval but before consummation of the Merger.

  On October 19, 1994, UPC filed an Amended and Supplemental Complaint. In addition to repeating the allegations and requested relief of UPC's earlier Complaint, the Amended and Supplemental Complaint adds James A. Shattuck as an additional plaintiff, alleges that SFP has made purportedly false and misleading statements in the Original Joint Proxy Statement/Prospectus and elsewhere regarding the UPC Proposal and the Merger, including statements denying that SFP's directors have the purported right to terminate the Merger Agreement in order to enter into a merger agreement with UPC based upon the UPC Proposal and denying that the Merger Agreement is allegedly void for failing to include such a right, statements failing to disclose the purportedly preclusive effect of the Merger Agreement on the SFP directors' consideration of other combination proposals, including the UPC Proposal, statements allegedly suggesting that the UPC Proposal does not represent a fair price, and statements allegedly misrepresenting UPC's objectives in proposing a UPC-SFP merger and the likelihood of obtaining ICC approval of such a merger. The Amended and Supplemental Complaint seeks, in addition to the relief requested in UPC's original Complaint, further declaratory and injunctive relief consisting of a declaration that the Original Joint Proxy Statement/Prospectus is false and misleading, an injunction preventing SFP from making any further allegedly materially false and misleading statements regarding the UPC Proposal or the Merger and an injunction against the November 18, 1994 SFP stockholder meeting.

  The Company believes that all of these lawsuits are meritless and intends to oppose them vigorously.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (c) Exhibits:

    See Exhibit Index included herewith.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          Santa Fe Pacific Corporation
                                           (Registrant)

                                          By:      /s/ Thomas N. Hund
                                             __________________________________
                                                      Thomas N. Hund
                                               Vice President and Controller

Date: October 28, 1994

                                 EXHIBIT INDEX

  1        Form of Underwriting Agreement (Registration Statement No. 33-
           51435).
 10.1      Restated Indenture, dated as of November 1, 1994, between the
           Company and The First National Bank of Chicago.
 10.2 Amendment to Agreement and Plan of Merger, dated October 26, 1994 between the Company and BNI.
 12 Statement regarding computation of ratio of earnings to fixed charges (for the six months ended June 30, 1993, and for the years ended December 31, 1993-1989).
 23 Consent of Coopers & Lybrand L.L.P. to the incorporation by reference of their report regarding the consolidated financial statements of BNI as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 in this Report on Form 8-K and in the Company's Registration Statement (No. 33-
           51435).